Exhibit 23.2

March 25, 2011

Golar LNG Partners LP
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM08
Bermuda

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”) relating to the initial public offering of common units representing limited partner interests of Golar LNG Partners LP (the “Company”).  We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in the sections of the Registration Statement entitled “Summary,” “Risk Factors,” “Industry” and “Business.”  We further advise the Company that our role has been limited to the provision of such statistical data supplied by us.  With respect to such statistical data, we advise you that:

•                                          some information in our database is derived from estimates or subjective judgments;

•                                          the information in the database of other maritime data collection agencies may differ from the information in our database; and

•                                          while we have taken reasonable care in the compilation of the statistical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

WOOD MACKENZIE LIMITED

By:	/s/ James Dyer

Name: James Dyer
Title: Head of Regions